EXHIBIT 10.1

Fully Disclosed Clearing Agreement

This agreement (the “Agreement”) is made between RBC Dain Correspondent Services, a division of RBC Dain Rauscher Inc., a Minnesota corporation (“Clearing Broker”), and the party signing below (“Correspondent”), having the form of organization set forth below.

Recitals

WHEREAS, Correspondent desires that Clearing Broker shall provide certain services (the “Services”) to Correspondent with respect to accounts of customers (individually, a “Customer”, collectively, the “Customers”) and proprietary accounts (collectively, “Accounts”) introduced to Clearing Broker by Correspondent, which include: (i) executing, clearing and settling securities transactions (“Transactions”) on behalf of Correspondent; (ii) preparing and delivering confirmations of Transactions and periodic Account statements; (iii) extending credit (“Margin”) to Accounts; (iv) performing cashiering functions, including, but not limited to, receiving and delivering checks, funds and securities and collecting commissions and other fees of Correspondent; (v) safeguarding Account funds and securities; and (vi) maintaining books and records with respect to the Accounts;

WHEREAS, the parties are subject to certain state and Federal laws and regulations relating to securities markets and transactions and the customs and usages, rules, by-laws, and constitutions (collectively, the “Applicable Rules”) of the Securities and Exchange Commission (the “SEC”), the National Association of Securities Dealers (“NASD”), the New York Stock Exchange (“NYSE”), other securities exchanges (individually, an “Exchange”, collectively, the “Exchanges”), any clearing agencies, or the Board of Governors of the Federal Reserve System;

WHEREAS, the word “securities” as used within this agreement shall have the same meaning and be defined in the same manner as provided by Section 3(a)(10) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, Correspondent is a securities broker dealer and desires to utilize the Services as provided in this Agreement in accordance with the Applicable Rules.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Clearing Broker and Correspondent hereby covenant and agree as follows:

Section 1. General Provisions

1.1   Incorporation of Recitals. The above recitals are hereby incorporated as an integral part of this Agreement as if fully set forth herein.

1.2   No Agency or Partnership Created. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency relationship between Clearing Broker and Correspondent.

1.3   Allocation of Responsibility. As between Clearing Broker and Correspondent, Correspondent shall be responsible for the relationship with each Customer. Clearing Broker’s function is limited to the provision to Correspondent of the Services as described herein. Unless specifically allocated to Clearing Broker, Correspondent shall be responsible for all duties and functions with respect to Customers and concerning any Accounts.

Section 2. Services to be Performed by Clearing Broker

2.1   Services. The Services shall include the following:

2.1.1     Opening of Accounts. Clearing Broker shall establish Accounts for Customers introduced by Correspondent, upon receipt from Correspondent of the information described in Section 3.1. Upon receipt of information from Correspondent changing or correcting any information with respect to the Account, Clearing Broker will make such change or correction.

2.1.2     Execution. Clearing Broker shall execute Transactions in accordance with orders and instructions received from Correspondent pursuant to Section 3.2 below. If Correspondent gives specific instructions with respect to routing of Transactions, the Clearing Broker will follow those instructions. If Correspondent does not give such specific instructions with respect to the routing of Transactions, the Clearing Broker may (a) execute the order itself, (b) execute the order with another brokerage firm that is a market maker in the security involved, or (c) execute the order through a primary or regional exchange, in each case in accordance with all Applicable Rules. In return for routing an order to a specific market, the Clearing Broker may receive cash payment, return order flow or favorable adjustments on trade errors. Any remuneration received by the Clearing Broker will be considered a reduction of its execution costs and will not accrue to Accounts. The Clearing Broker will comply with all Applicable Rules concerning disclosure to Customers regarding order routing and payment for order flow.

2.1.3     Confirmations. Except as may otherwise be agreed, Clearing Broker shall generate and mail directly to Customers in accordance with instructions received and accepted from Correspondent confirmations with respect to all Transactions. Clearing Broker shall provide copies to Correspondent of all such confirmations and any other written communications sent to and received from a Customer. Correspondent understands and agrees that all such confirmations shall indicate that the Account is introduced to Clearing Broker by Correspondent.

2.1.4     Books and Records. Clearing Broker shall prepare and maintain books and records with respect to Transactions and Accounts as required by the Applicable Rules. Clearing Broker shall also maintain on behalf of Correspondent such additional books, records, and other documents or information as Correspondent shall request and Clearing Broker may agree. Clearing Broker shall upon request of Correspondent provide Correspondent with access to and, at Correspondent’s expense, originals or copies of any such books, records, documents and information in the possession of Clearing Broker. On an annual basis within thirty (30) days of July 1 of each year, the Clearing Broker shall provide to Correspondent’s Chief Executive Officer and Compliance Officer a list of reports offered to Correspondent, and shall specify those reports actually requested by, or supplied to, Correspondent as of the report date. Clearing Broker shall file a copy of such notice with Correspondent’s designated examining authority.

2.1.5     Cashiering. Clearing Broker shall perform cashiering functions for Correspondent. Said functions may include the receipt and deposit by Correspondent to bank accounts established by and for the benefit of Clearing Broker of customer funds, checks and cash, and the receipt by Correspondent of securities sold for the Accounts as well as certain administrative functions relating thereto. All customer funds and securities shall be promptly forwarded by Correspondent to Clearing Broker. Clearing Broker shall be responsible for performing administrative and bookkeeping functions with respect to deposits, fees and charges in the Accounts. Clearing Broker shall not be responsible for any securities or funds until properly delivered to Clearing Broker pursuant to Clearing Broker’s requirements.

2.1.6     Margin. With respect to any Account in which Margin is requested to be extended, Clearing Broker shall obtain from Correspondent an agreement executed by the Customer in form and substance satisfactory to Clearing Broker (the “Margin Agreement”). All Transactions shall be considered cash transactions until such time as Clearing Broker has received the applicable executed Margin Agreements. Clearing Broker shall generate and make all Margin maintenance calls in accordance with the Applicable Rules. Clearing Broker shall have sole discretion with respect to the amount of Margin maintained by any Account, and may, in its sole discretion, impose higher Margin requirements than those imposed by the Applicable Rules. Clearing Broker, as creditor, is responsible for compliance with Regulation T, 12 CFR, part 220, the Federal Margin Regulations promulgated by the Board of Governors of the Federal Reserve System (the “Board”), any interpretive ruling issued by the Board, and any other applicable Margin and maintenance requirements of the Applicable Rules with respect to Margin Accounts. As provided in Section 3.5 herein, Correspondent is responsible for obtaining all cash or securities required to be deposited in the Accounts, whether to satisfy a debit balance or other liability arising in an Account (individually and collectively, the “Account Debits”) or otherwise. Notwithstanding the above, Clearing Broker may, at any time, and without liability or obligation to do so (or to do so again in the future), contact any Customer or collect funds or securities from any Customer with respect to any Account Debit with or without prior notice to Correspondent. Nothing contained in this Agreement shall relieve Customer from his/her obligation to pay to Clearing Broker all amounts due in his/her Account.

2.1.7     Account Transfers. Pursuant to written notification executed by a Customer and forwarded by Correspondent to Clearing Broker, any Customer may choose to transfer its Account to another broker dealer. Upon receipt of such notice, Clearing Broker shall have exclusive responsibility for compliance with Rule 412 of the NYSE and any similar Applicable Rule. Clearing Broker may accept and process directions received directly from the Customer with respect to the transfer of the Account to another broker dealer; Clearing Broker may refuse to accept any other orders or instructions received directly from a Customer except those received on behalf of Customer from Correspondent.

2.1.8     Correspondent and Customer Service. Clearing Broker shall be responsible for receiving and responding to all inquiries from Correspondent regarding the Accounts and all confirmations and statements relating to the Accounts. Except as otherwise required by the Applicable Rules, all such inquiries should initially be directed to Clearing Broker’s Customer Service Department.

2.1.9     Fully Disclosed Basis. Clearing Broker shall carry the Accounts on a fully disclosed basis. Clearing Broker shall be responsible for making all disclosures to Customers required by NYSE Rule 382.

2.1.10   Clearance and Settlement of Trades. Clearing Broker shall clear and settle Transactions in the Accounts in accordance with the Applicable Rules. Clearing Broker shall receive from Correspondent or directly from Customer any securities sold and will deliver such securities in accordance with the Applicable Rules.

2.1.11   Statements. Clearing Broker shall prepare and mail directly to Customers in accordance with instructions received and accepted from Correspondent periodic statements for the Accounts in accordance with the Applicable Rules. All such statements shall indicate that the Account is introduced by Correspondent and carried by Clearing Broker. Each such statement shall contain the name and telephone number of the Customer Service Department at Clearing Broker that Customers can contact with questions regarding the Account and shall disclose that all funds and securities of Customers are in the custody of Clearing Broker and not of Correspondent.

2.1.12   Safekeeping. Clearing Broker shall hold in custody and safe-keeping all securities and payments received for the Accounts, collect and disburse dividends and other distributions with respect to securities within the Accounts and process in accordance with any instructions received from Correspondent exchange offers, rights offerings, warrants, tender offers, redemptions or proxy requests received with respect to securities in the Accounts.

2.1.13   Exception Reports. To the extent provided by Applicable Rules, at the commencement of this Agreement and annually thereafter, Clearing Broker shall furnish to Correspondent a list of reports that may assist Correspondent, in Correspondent’s sole opinion, in supervising and monitoring Accounts, including, but not limited to, exception reports. Correspondent shall promptly notify Clearing Broker as to which of such reports should be furnished to Correspondent. It is understood that Clearing Broker shall not be responsible for supervising Correspondent’s activities or compliance with Applicable Rules.

2.1.14   Customer Complaints. To the extent provided by Applicable Rules, Clearing Broker shall promptly furnish to Correspondent and Correspondent’s designated examining authority any written complaint from a Customer with respect to Correspondent’s responsibilities and functions hereunder received by Clearing Broker. Clearing Broker shall notify such Customer in writing that (i) Clearing Broker received such complaint and furnished same to Correspondent for response and to Correspondent’s designated examining authority, and (ii) Customer has the right, at Customer’s discretion, to transfer Customer’s Account to another broker-dealer.

2.1.15   Access to Electronic Order Entry Devices. To the extent that Clearing Broker provides Correspondent with electronic order entry devices to route orders to the NYSE, Clearing Broker shall assure itself that Correspondent employs adequate written control procedures to minimize the potential for errors.

2.1.16   Reporting Order Information. Subject to the terms and conditions of this Agreement, Clearing Broker will be responsible for submitting, in conformity with the Applicable Rules, information provided by Correspondent regarding orders in NASDAQ Securities placed and entered into by the Correspondent. Any records of Order Audit Trail System (“OATS”) data prepared on behalf of Correspondent and maintained by Clearing Broker are the property of Correspondent and shall be surrendered to Correspondent promptly upon Correspondent’s request. Clearing Broker shall permit, and Correspondent hereby authorizes Clearing Broker to permit, the examination of any records of OATS data prepared on behalf of Correspondent and maintained by Clearing Broker at any time or from time to time during business hours by representatives of NASD and to promptly furnish to NASD or its designee upon request true, correct, complete, and current hard copy of any or all of any part of these records. Clearing Broker shall promptly notify Correspondent upon the occurrence of any event, including physical damage to Clearing Broker’s facilities, or legal proceedings involving Clearing Broker, that would materially affect Clearing Broker’s ability to make OATS reports on behalf of Correspondent. Correspondent shall promptly report to Clearing Broker all necessary information required by the Applicable Rules respecting orders in NASDAQ Securities which the Correspondent intends to submit to Clearing Broker for execution so as to facilitate the reporting of such transactions by Clearing Broker in conformity with the OATS Rules and all other Applicable Rules. Correspondent shall cooperate with Clearing Broker and provide Clearing Broker, its attorneys, accountants and authorized agents with all appropriate data in its possession, including, without limitation, all transaction and account documents, books and records, necessary for Clearing Broker to comply with the OATS rules, and to permit Clearing Broker to defend against any allegation of a violation of an OATS rule or any Applicable Rule. The Correspondent understands and agrees that Clearing Broker cannot perform its reporting and other obligations under this Agreement, and further agrees that those obligations are waived, to the extent that any order data is not entered or is improperly entered into by Correspondent, or received or improperly received by Clearing Broker. Correspondent acknowledges and agrees that Clearing Broker is performing its obligations under this Agreement as an accommodation to Correspondent, and that the NASD takes the position that no contractual arrangement, no matter how comprehensive, will relieve any member (including Correspondent) of its responsibilities under the OATS rules.

2.2   Right to Subcontract. In performing the Services, Clearing Broker may contract with third party vendors to provide ancillary or support services (the “Vendors”). With respect to certain Services designated by Clearing Broker, Correspondent shall contract directly with Vendors identified by Clearing Broker or as may be selected by Correspondent and approved by Clearing Broker. Clearing Broker shall have no liability for the failure to perform, errors, omissions or the delay, inadequacy or insufficiency of performance by any Vendor but will cooperate with Correspondent in asserting such rights as Correspondent may have pursuant to contracts with the Vendors.

2.3   Limitations and Restrictions.

2.3.1     Clearing Broker expressly reserves the right, in its sole discretion, to limit and restrict any of the Services including, without limitation, by rejecting any order or transaction for any Account, by refusing to execute, clear or settle any Transaction, to carry or to continue to carry any Account, or to provide Margin for any Account.

2.3.2     Clearing Broker may liquidate any and all Transactions or collateral held in an Account in the following circumstances: (i) upon the request of Correspondent; (ii) upon the death, incapacity, insolvency, or bankruptcy of Customer; (iii) upon a Customer’s failure to honor any obligations with respect to Transactions, the Account or Margin; (iv) in the event failure to do so would result in a violation of the Applicable Rules; or (v) Clearing Broker in its sole discretion determines to do so.

2.3.3     Unless otherwise expressly agreed to in a writing signed by both parties, Clearing Broker shall not be responsible for providing any of the following services: (i) accounting, bookkeeping or record keeping, cashiering or other services with respect to commodity transactions or other transactions not involving securities; (ii) preparation of Correspondent’s payroll records, financial statements or any analysis thereof; (iii) preparation or issuance of checks in payment of Correspondent’s expenses, other than expenses incurred by Clearing Broker on behalf of Correspondent; (iv) payment of commissions, salaries or other remittances to Correspondent’s salespersons or other employees or agents; (v) preparation or filing of any of Correspondent’s reports to the SEC or any state securities commission or any Exchange, provided, however, that Clearing Broker will, at the request of Correspondent, furnish Correspondent with any necessary information contained in records kept by Clearing Broker and not otherwise available to Correspondent for use in making such reports; (vi) delivery of prospectuses or other disclosure documents required pursuant to Applicable Rules other than disclosures required to be made pursuant to NYSE Rule 382, or any similar rule of any Exchange, or SEC Rule 10b-16, (vii) making and maintaining reports and records required by the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations thereunder, or any other similar provisions within the Applicable Rules; (viii) verification of address changes of Customers; and (ix) any other function, task or service not specifically allocated to it in this Agreement.

2.3.4     Solely for purposes of the Securities Investor Protection Act of 1970 and the SEC’s financial responsibility rules, Customers are deemed customers of Clearing Broker and not of Correspondent.

Section 3. Functions and Obligations of Correspondent

Correspondent shall perform the following functions and obligations with respect to the Accounts:

3.1   Opening and Approving of Accounts. Correspondent shall open and approve an Account for each Customer only upon obtaining, verifying and retaining current and correct documentation containing the financial and personal information and agreements for each Account (“Account Documents”) required by the Applicable Rules. Correspondent shall introduce the Accounts for acceptance by Clearing Broker by furnishing to Clearing Broker the basic information required to open the account (including, without limitation, the name, address, tax identification number, standing instructions, representative number and such other information or agreements as Clearing Broker may deem necessary to perform the Services) and such Account Documents as Clearing Broker may require. Correspondent shall promptly furnish to Clearing Broker any changes or corrections to the Account information of Account Documents necessary to keep such information and Account Documents current and correct.

3.2   Execution of Trades, Confirmations and Periodic Statements. Correspondent may forward Customer orders and instructions for Transactions to Clearing Broker for execution pursuant to Section 2.1.2. If Correspondent executes Transactions “away” from the Clearing Broker, or if the Correspondent provides specific instructions to the Clearing Broker with respect to order routing, Correspondent will comply with and be responsible for all Applicable Rules concerning best execution and disclosure to Customers of order routing or payment for order flow. Correspondent shall provide Clearing Broker with all necessary information to generate and mail directly to Customers confirmations with respect to any Transactions. Correspondent understands and agrees that all confirmations shall indicate that the Account is carried, and Transactions are cleared and settled, by Clearing Broker. It is understood that Clearing Broker shall accept, without any inquiry or investigation, all directions from Correspondent, as agent of each Customer, regarding Transactions in Accounts, and any other instructions from Correspondent, as agent of each Customer, concerning Accounts or the property therein, including the transfer of funds to third parties.

3.3   Disclosure to Customers. Correspondent shall provide to the Customers notices, disclosure documents and prospectuses required pursuant to the Applicable Rules.

3.4   Supervision of Accounts. Correspondent acknowledges that Clearing Broker’s relationship with Correspondent and with Customers shall be strictly limited to the provision of the Services hereunder and that Clearing Broker shall only perform and be responsible for such Services. Correspondent shall have the exclusive responsibility for ascertaining the investment objective of each Customer, “knowing the Customer,” the suitability of Transactions effected for Customers, and Clearing Broker shall have no such responsibility with respect thereto. Correspondent shall have the exclusive responsibility for compliance with Rule 405 of the NYSE and any similar rule of any other Exchange in which Correspondent is a member or any similar rule of the NASD with respect to each Account and every order, Transaction or instruction. Correspondent has established and maintains, and shall have exclusive responsibility for adherence to, compliance and supervisory procedures adequate to assure compliance by Correspondent, its agents, servants and employees with the Applicable Rules and this Agreement, which procedures for supervision include provisions with respect to: (i) the opening, approving and monitoring of Accounts including the suitability of Transactions; (ii) the reasonable basis for recommendations made and investment advice and investment strategies provided to Customers; (iii) the orders and execution of orders for Transactions in compliance with Customer instructions; (iv) the frequency of trading in the Accounts, whether or not such Transactions are instituted by Correspondent, its partners, officers, employees or any registered investment adviser; (v) discretionary Accounts; (vi) restricted Accounts as defined by the Applicable Rules; (vii) compliance with restricted or control stock requirements of the Applicable Rules; and (viii) securing and transmitting orders in a form and format as specified by Clearing Broker.

3.5   Customer Payments. While each Customer is directly responsible to the Clearing Broker with respect to payment for all securities purchased, and for the delivery of all securities sold, for his or her Account, the Correspondent shall be responsible for obtaining from each Customer such funds or securities as are required to be deposited or maintained in Accounts. Correspondent shall be responsible to the Clearing Broker for payment for securities purchased in the Accounts until actual and complete payment therefor has been made. Correspondent shall be responsible to Clearing Broker for delivery of securities in the Accounts until acceptable deliveries of such securities have been completed. If Correspondent maintains minimum net capital of less than $250,000, it shall direct Customers to make all payments for Transactions directly to Clearing Broker. If Correspondent maintains minimum net capital of less than $50,000, Correspondent shall also direct Customers to deliver all securities directly to Clearing Broker for Transactions within the Account and shall notify Customers that Correspondent is prohibited from receiving funds (other than checks made payable to third parties, including Clearing Broker) or securities. Correspondent shall deposit in bank accounts established for the benefit of Clearing Broker prior to the close of business on the day of receipt all funds and checks received by Correspondent with respect to any Account as specified by Clearing Broker to enable Clearing Broker promptly and properly to record such remittances and receipts in the Account. Correspondent shall send all securities received by it to Clearing Broker by overnight delivery service on the day of receipt, or as specified by Clearing Broker. Correspondent is responsible for the collection of the initial Margin required pursuant to the Applicable Rules to support each Margin transaction for an Account, the amount of any Margin maintenance requirement pursuant to the Applicable Rules and the timely payment of all Account Debits, interest and other charges incurred in an Account. Correspondent is also responsible to Clearing Broker for the collection of funds or securities required to settle any Transactions. If requested by Clearing Broker, Correspondent shall promptly transmit to Customers all requests for initial and maintenance Margin and for funds or securities to settle Transactions or pay Account Debits. Correspondent shall be liable for any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel) incurred or sustained by Correspondent or Clearing Broker, or both, as a result of the failure of any Customer to timely make payments or deposits of securities to satisfy Account Debits, settle Transactions or to comply with any Margin calls or any term or provision of a margin agreement with Clearing Broker, and/or consent to loan and hypothecation of securities. In its sole discretion, at any time, Correspondent may effect a “buy-in” or “sell-out” of a Transaction or liquidate an Account Debit and collect from the Customer any deficiency resulting from the “buy-in” or “sell-out” or liquidation.

3.6   Waiver of Procedures.

3.6.1     Subject to the Applicable Rules, Correspondent may request Clearing Broker to alter or waive compliance with any one or more of Clearing Broker’s practices or policies with respect to one or more Accounts or Transactions. Upon making a request for waiver, Correspondent undertakes to reimburse, indemnify and hold harmless Clearing Broker from any loss of any kind that may result from such waiver and the accommodation of the request by Clearing Broker.

3.6.2     Correspondent may request that Clearing Broker extend, or continue to extend, credit to an Account in excess of the credit that Clearing Broker would otherwise be willing to extend. In connection with such an extension of credit, Correspondent shall deposit to the Account established solely for this purpose and maintained by Correspondent at Clearing Broker (the “Margin Collateral Account”) such Acceptable Securities or Cash as Clearing Broker may request in an amount determined by Clearing Broker from time to time in order to secure such extension of credit. “Cash” means immediately available United States dollars; and “Acceptable Securities” means: (1) any security which is issued or fully guaranteed as to principal and interest by the United States of America; and (2) such other securities acceptable to Clearing Broker in its sole discretion.

3.6.3     In the event any such deposit into the Margin Collateral Account is not timely made, Clearing Broker may in its sole discretion and regardless of whether the Margin Collateral Account is then in compliance with applicable margin requirements, pledge, re-pledge, hypothecate or re-hypothecate without prior notice any or all securities which Clearing Broker may hold in an account of the Correspondent at Clearing Broker (either individually or jointly with others), separately or in common with other securities or any other property, for the sum then due or for a greater or lesser sum and without retaining in its possession and control for delivery a like amount of similar securities; sell out any or all securities which Clearing Broker may hold for such Account or in an Account of the Correspondent at Clearing Broker (either individually or jointly with others), or buy in any or all securities required to make delivery; or apply to an appropriate committee of any national securities exchange or association for an extension of the time within which payment or delivery is due. Any sale, purchase or cancellation authorization hereunder may be made, in Clearing Broker’s sole discretion, on an exchange or other market where such business is then usually transacted, or at public auction, or at a private sale without advertising the same and without any notice, prior tender, demand or call; and Clearing Broker may purchase the whole or part of such securities free from any right of redemption and the Account and the Correspondent shall remain liable for any deficiency. The election as to whether to enforce the foregoing provisions against either the Account or the Correspondent, or the allocation between such Accounts, is at Clearing Broker’s sole discretion, and any decision to act or not to act will not limit or supersede Clearing Broker’s rights under section 9 of this Agreement.

3.7   Validity and Authority of Information. Correspondent shall obtain and maintain the necessary documents, information, systems and interfaces with Clearing Broker’s systems in order to perform the functions and obligations allocated to Correspondent pursuant to this Agreement. Correspondent represents and warrants to Clearing Broker that: (i) all Accounts, orders, Transactions, instructions, Margin and Account Debits established, entered, incurred or maintained have been duly and validly authorized and are legally binding and enforceable according to their terms against the Customer; (ii) all securities delivered by a Customer or Correspondent to Clearing Broker are genuine, will be in good delivery form, free of liens, claims and encumbrances and have not been reported lost, missing or stolen; and (iii) all documents delivered to Clearing Broker will be genuine and duly executed by the parties named therein.

3.8   Customer Correspondence. All Customer correspondence shall be reviewed, responded to and resolved by Correspondent; provided, however, that to the extent any Customer correspondence contains any inquiry or complaint relating to Services provided by Clearing Broker, Correspondent shall promptly provide Clearing Broker with copies of the correspondence. Clearing Broker shall cooperate with Correspondent by providing such information and copies of documents and records as are reasonably necessary for Correspondent to respond to such Customer.

3.9   Negotiable Instruments. In the event that the Services provided herein shall allow Correspondent to issue to Customers negotiable instruments such as drafts or checks, for which Clearing Broker is the drawer or maker, Correspondent hereby represents that it currently has, and covenants that it shall maintain and shall enforce, supervisory procedures satisfactory to Clearing Broker with respect to the issuance of such instruments.

3.10 DVP/RVP and Prime Brokerage Transaction.

3.10.1   Correspondent agrees that all Customers who engage in delivery versus payment (“DVP”) or receipt versus payment (“RVP”) transactions (and their agents) will utilize the facilities of a securities repository for the confirmation, acknowledgment, and book entry settlement of all depository eligible transactions, subject to the exceptions of Rule 387 of the NYSE with respect to all DVP/RVP transactions, except for the delivery of confirmations.

3.10.2   Correspondent shall not engage in any prime brokerage transactions without the prior approval of Clearing Broker.

3.10.3   Correspondent agrees that all transactions where Correspondent acts as an executing broker for Accounts that utilize a prime broker (“Prime Brokerage Customers”), shall be conducted in accordance with the requirements of the SEC No-Action Letter, dated January 25, 1994 (the “SEC No-Action Letter”).

3.10.4   Correspondent shall notify Clearing Broker with respect to each Prime Brokerage Customer for which Correspondent intends to act as an executing broker and Correspondent shall be solely responsible for conducting its own credit review with respect to such Prime Brokerage Customer. Correspondent shall promptly notify Clearing Broker, but in no event later than 3:00 p.m. Eastern Standard Time of trade date, in a mutually acceptable fashion, of such trades in sufficient detail for Clearing Broker to be able to report and transfer any trade executed by Correspondent on behalf of a Prime Brokerage Customer to the relevant prime broker. Correspondent understands and agrees that if the prime broker shall disaffirm or DK any trade executed by Correspondent on behalf of a Prime Brokerage Customer, Correspondent shall, if it has not already done so, open a margin Account for such Prime Brokerage Customer and shall transfer or deliver the trade to such margin Account for the risk and expense of Correspondent to the same extent as for any Account introduced by Correspondent pursuant to this Agreement. Correspondent understands and agrees that for certain Prime Brokerage Customers, Dain Rauscher Incorporated (“Dain Rauscher”) may act as both Clearing Broker and prime broker (the “Prime Broker”). Dain Rauscher as Prime Broker will not disaffirm or DK a transaction for Correspondent’s Prime Brokerage Customers but will notify Correspondent that a problem exists and, as permitted under the SEC No-Action Letter, that it is unable to settle the trade. Dain Rauscher as Clearing Broker will request that Correspondent open a margin Account for such Prime Brokerage Customer and transfer or deliver the trade to such margin account for the risk and expense of Correspondent to the same extent as for any Account introduced by Correspondent pursuant to this Agreement.

3.10.5   Correspondent agrees to indemnify and hold harmless Clearing Broker and its controlling persons, officers, directors, agents, servants and employees from and against costs, losses, claims, liabilities, fines, penalties, damages and expenses (including reasonable attorney and accountant fees) arising out of or resulting from Correspondent’s activities as an executing broker.

3.11 Underwriting; Syndicates. Correspondent shall provide to Clearing Broker a written list of securities as to which Correspondent intends to act as underwriter, or as to which Correspondent intends to enter into, or join, a syndicate (whether as part of the underwriting or selling group) relating to the issuance or placement of those securities. Clearing Broker shall have the right to limit or prohibit Correspondent’s underwriting or syndicate activities with respect to any security. Under no circumstances may Correspondent act as underwriter or join a syndicate without the prior written approval of Clearing Broker. Clearing Broker may impose certain conditions upon Correspondent’s serving as an underwriter, or its participation in any syndicate.

3.12 Marketmaking. Upon the execution of this Agreement, Correspondent shall provide to Clearing Broker a written list of all securities with respect to which Correspondent is a marketmaker. Correspondent shall give prior written notice of any proposed changes in its marketmaking activities. Correspondent shall provide Clearing Broker on a timely basis with information sufficient to ensure that any confirmations sent to Customers by Clearing Broker on Correspondent’s behalf contain correct information regarding Correspondent’s role in the transaction. Clearing Broker shall have the right to limit or prohibit Correspondent’s marketmaking activities with respect to any security.

3.13 Secondary Correspondents. Correspondent covenants that it shall not, without the prior written approval of Clearing Broker, enter into or execute any agreement with another broker-dealer, including an affiliated broker-dealer (each, a “Secondary Broker-Dealer”), which would have the effect of extending to such Secondary Broker-Dealer any service or product provided by Clearing Broker to Correspondent. Correspondent further understands, acknowledges and agrees that (a) it bears sole responsibility for satisfying any additional or supplementary regulatory requirements relating entering into a relationship with the Secondary Broker-Dealer, including, without limitation, the obligation, if any, to obtain the prior approval of the Correspondent’s designated examining authority, the Secondary Broker-Dealer’s designated examining authority, or both, and (b)  Clearing Broker may require that Correspondent accept additional responsibilities or obligations as a condition of its consent to allow such Secondary Broker-Dealer to receive such services and products through or with Correspondent, including, without limitation, that Correspondent guaranty the obligations of such Secondary Broker-Dealer, or that Correspondent increase the amount of the deposit required under section 6.2 of this Agreement.

3.14 Use of “Dain Correspondent Services” Name. Each and every use by Correspondent of any of the names “Dain Rauscher”, “Dain Rauscher Incorporated”, or “Dain Correspondent Services”, or the name of any affiliated entity, or any abbreviation or acronym relating to or made up from any of these names, or any amended name based on or derived from any of these names, in any external communication from Correspondent, including, without limitation, any marketing materials, client communications, account documents, or usage in a proprietary or non-proprietary web-site or other Internet usage, shall be submitted to Clearing Broker prior to use for review and approval. Clearing Broker reserves the right to withhold its consent to any such usage, or to restrict or place conditions on such usage.

3.15 Amendments to Form BD. Correspondent shall provide Clearing Broker with at least one written copy of each amendment, modification or change to Correspondent’s Form BD at least (i) fifteen (15) days before its effective date or (ii) five (5) days prior to its submission to the SEC, whichever occurs earlier.

3.16 Anti-Money Laundering Compliance.

3.16.1   Correspondent hereby acknowledges and agrees that it is obligated to and hereby represents and warrants that it now does and will continue to comply with anti-money laundering laws and regulations, including any future obligations that may be imposed on Correspondent by law or regulation, to know its customers, their source and use of funds, and to monitor for and identify suspicious activity. Correspondent acknowledges that these obligations include but are not limited to:

(a)    Establishing and maintaining a compliance program, appropriately customized for Correspondent’s business, that satisfies all applicable U.S. anti-money laundering laws and regulations, including but not limited to: (i) Customer Identification Program rules (“CIP”), and Correspondent will not do business with a client that does not satisfy Correspondent’s CIP; (ii) providing notice to clients upon Account opening regarding the use of personal information to verify identity, as set forth in CIP; (iii) monitoring for suspicious activity by Correspondent’s clients and promptly filing suspicious activity reports (“SARs”) where appropriate; (iv) providing ongoing anti-money laundering training to appropriate personnel; (v) implementing an independent audit program to evaluate the effectiveness of Correspondent’s anti-money laundering compliance program; and (vi) complying with all anti-money laundering recordkeeping requirements.

(b)    Providing Clearing Broker an annual certification by Correspondent’s CEO or President (or other mutually agreed upon principal), in a form to be reasonably determined by Clearing Broker, that it has complied with its AML requirements and that it has performed its AML duties under the Agreement;

(c)    With respect to certain types of high-risk accounts described by AML rules or interpretations from time to time, disclosing such accounts to Clearing Broker, clearly identifying the nature of the account in account records, and conducting enhanced due diligence on such accounts. Such accounts currently include: (i) foreign banks and foreign financial service entities; (ii) accounts held by senior political officials of foreign countries, their immediate families and close associates; (iii) private banking accounts; (iv) unregistered financial firms or entities which receive third party funds for the purpose of investing.

(d)    Closing all accounts for prohibited foreign shell banks, and obtaining certifications/recertifications regarding accounts for foreign banks, to include appropriate representations concerning foreign shell banks and information concerning the foreign bank’s ownership and U.S. agent for service of process;

(e)    Consulting and cooperating with Clearing Broker to satisfy anti-money laundering requirements, including but not limited to: (i) notifying Clearing Broker and any relevant regulatory authority of Correspondent’s designated AML officer; (ii) consulting and cooperating with Clearing Broker when required to file any SARs or other information as necessary with appropriate regulatory agencies or law enforcement; (iii) providing to RBC Dain, where permissible: copies of all Forms CTR, CMIR, and SAR-SF, and any other reports Correspondent is required to file, concerning any introduced Account; copies of notices to Financial Crimes Enforcement Network (“FINCEN”); and copies of certifications/ recertifications regarding accounts for foreign banks; (iv) providing prompt notice to Clearing Broker of any circumstances requiring Correspondent to terminate an introduced Account due to anti-money laundering reasons; and (v) where Clearing Broker’s client screening process results in a match, Correspondent must promptly provide written confirmation either that the client was not a true match, or that appropriate government notification was given.

(f)     Submitting a notice to FINCEN concerning voluntary information sharing and complying with all requirements concerning the confidentiality of shared information.

3.16.2   Clearing Broker shall be solely responsible for:

(a)    Establishing and maintaining an appropriate compliance program that satisfies all applicable U.S. anti-money laundering laws and regulations, including but not limited to: (i) providing ongoing anti-money laundering training to appropriate Clearing Broker personnel; (ii) implementing an independent audit program to evaluate the effectiveness of Clearing Broker’s anti-money laundering compliance program; and (iii) complying with all anti-money laundering recordkeeping requirements.

(b)    Consulting and cooperating with Correspondent to satisfy anti-money laundering requirements, including but not limited to: (i) notifying Correspondent and any relevant regulatory authority of Clearing Broker’s designated AML officer; (ii) consulting and cooperating with Correspondent, when permissible and appropriate, to file any SARs or other information as necessary with appropriate regulatory agencies or law enforcement; (iii) providing Correspondent, where permissible, with information it needs in order to file required reports, including Forms CTR, CMIR and SAR-SF, and, where appropriate, filing such reports. Copies of any reports files by RBC Dain with respect to Correspondent customers will be provided to Correspondent, where permissible; (iv) providing prompt notice, where permissible, to Correspondent of any circumstances requiring Clearing Broker to terminate an introduced Account due to anti-money laundering reasons;

(c)    Screening, or providing resources to permit Correspondent to screen, electronic customer account data stored by RBC Dain on behalf of Correspondent against various databases through third-party service providers, or against other sources, for purposes of detecting names of OFAC prohibited individuals, entities and countries, and other adverse information about the customer; and

(d)    Conducting system screening to detect suspicious activity and notifying Correspondent, where permissible, of any suspicious activity detected.

(e)    Submitting a notice to FINCEN concerning voluntary information sharing and complying with all requirements concerning the confidentiality of shared information.

3.16.3   Correspondent’s obligations set forth in this Section 3.16 shall apply to its business and any secondary introducing firms for which it makes available clearing services from Clearing Broker.

3.16.4   Should Correspondent fail to satisfy its material obligations set forth in this Section 3.16, Clearing Broker shall have an immediate right to terminate the Agreement for breach.

Section 4. Representations and Warranties

The parties make the following representations and warranties:

4.1   Organization. Each party is duly organized and in good standing under the laws of the jurisdiction pursuant to which it was formed and is qualified to do business in each state in which it does business and is required to qualify.

4.2   Power and Authority. Each party has the requisite power and authority to enter into, execute and perform its obligations under this Agreement and, when so executed and delivered, this Agreement shall constitute a legal, valid and binding obligation enforceable in accordance with its terms.

4.3   Registration. Each party and its employees, when so required, are registered as a broker, dealer or agent under the applicable state “blue sky” laws and the Exchange Act and is a member in good standing of the NASD and any Exchange of which it is a member.

4.4   Net Capital and Financial Reporting. Each party is in compliance with and maintains in excess of the minimum net capital required by Rule 15c3-1 under the Exchange Act and is in compliance with the capital and financial reporting requirements of every Exchange and the NASD as well as all capital requirements of every state in which it is registered as a broker or dealer.

4.5   Compliance and Litigation. Each party, its officers, directors, agents, employees and servants are in material compliance with all Applicable Rules.

4.5.1     Correspondent further represents and warrants that, except as set forth in a letter of even date herewith, there is no claim, action, proceeding, investigation or inquiry pending or threatened before any court, tribunal, administrative judge or hearings officer alleging a violation of an Applicable Rule, or seeking suspension or cancellation of its broker or dealer registration with any state or the SEC or its membership in any Exchange or the NASD.

4.5.2     Correspondent further represents and warrants that, except as set forth in a letter of even date herewith, there is no claim, action, proceeding or arbitration pending or threatened in any court or tribunal seeking damages in excess of $ 10,000.

4.6   Reliance. Each party in acting hereunder may rely upon the oral or written instructions of the officers, agents, employees and servants of the other party.

4.6.1     Correspondent further represents that Clearing Broker may rely on any written or oral instructions, communications or orders furnished by Correspondent with respect to any Customer or Account.

Section 5. Information and Cooperation

5.1   Financial Information. Each party shall promptly furnish to the other copies of the audited financial statements and such other financial statements as are required to be furnished to Customers under the Applicable Rules. Correspondent shall provide copies to Clearing Broker simultaneously with filing any financial information, Form BD or other reports with any Exchange, the NASD, or the SEC, including, but not otherwise limited to, monthly and/or quarterly, whichever is applicable, financial and operational combined uniform single reports (“FOCUS Reports”), and shall promptly provide Clearing Broker with such other information and reports of operations and financial condition as Clearing Broker may request.

5.2   Litigation and Claims. Promptly after Correspondent knows or has reason to believe it is the subject of any claim, action, suit, proceeding, arbitration, investigation or inquiry before any court, tribunal, administrative agency, Exchange, NASD, or private arbitration panel alleging a violation of the Applicable Rules or seeking suspension or cancellation of any registration or license of Correspondent or damages in excess of $10,000, Correspondent shall furnish Clearing Broker with a statement setting forth the material facts and circumstances with respect to such claims, and any other information, including without limitation, a copy of the summons and complaint, if any, which Clearing Broker may request.

5.3   Cooperation. Each party shall cooperate with the other and provide the other with all appropriate data in its possession pertinent to the proper performance of any function, obligation or Services allocated pursuant to this Agreement. Correspondent shall make available to Clearing Broker, its attorneys, accountants and authorized agents such Account Documents, books and records or other information as necessary to comply with the Applicable Rules or to defend against any allegation of a violation of an Applicable Rule.

5.4   Advertising. Correspondent shall not advertise or make any public statement with respect to this Agreement, the Services or the existence of any relationship with Clearing Broker without the prior written consent of Clearing Broker. Correspondent shall not make this Agreement or any document, schedule or information incorporated by reference available to any third party except as required by the Applicable Rules.

5.5   Confidentiality. Each party shall use its best efforts to prevent unauthorized access to, or disclosure of, and shall keep confidential, any information received pursuant to this Agreement which is private, confidential or proprietary in nature to the other party and is not otherwise publicly available, including, without limitation, any information relating to a party’s existing or prospective retail or institutional businesses and clients, including, without limitation, information relating to business strategies and concepts, information relating to clients’ accounts, the names, address, age, financial information, and all other information in the possession or under the control of a party pertaining to client accounts, and all documentation and other tangible or intangible discoveries, ideas, concepts, software, customer lists of any type or nature, research reports, designs, drawings, specifications, techniques, models, information, source code, object code, diagrams, flow charts, procedures, and “know-how” owned by a party. This shall not preclude disclosing information required for the performance of the Services or obligations required by this Agreement, or as required under the Applicable Rules (“Disclosure Requests”). Upon receiving notification of a Disclosure Request, a party will notify the other party unless expressly prohibited under Applicable Rules.

Section 6. Payment and Deposit Accounts

6.1   Payment Account. Upon execution of this Agreement, Clearing Broker shall establish an Account for Correspondent entitled the “Payment Account”. Clearing Broker shall collect for Correspondent and hold in the Payment Account all commissions, fees and other charges established by Correspondent from time to time and paid by the Customers together with any other income of Correspondent. Clearing Broker shall make payments to the Correspondent from the Payment Account in accordance with Section 8.1 of this Agreement.

6.2   Deposit Account. Upon execution of this Agreement, Clearing Broker shall establish an Account for, and in the name of, Correspondent entitled the “Deposit Account”. Correspondent shall deliver to Clearing Broker for deposit to the Deposit Account cash and securities which are (a) direct obligations of, or guaranteed as to the timely payment of principal and interest by, the United States, (b) acceptable to Clearing Broker, and (c) registered in the name specified by Clearing Broker or in good deliverable form and which in the aggregate have a fair market value, as determined solely in the discretion of Clearing Broker, equal to the Minimum Balance set forth at the end of this Agreement. Clearing Broker shall not be obligated to perform any of the Services at any time that the aggregate fair market value of the Deposit Account is less than the Minimum Balance. Correspondent shall be obligated to deposit additional cash or securities acceptable to Clearing Broker to cause the fair market value of the Deposit Account to be maintained in an amount equal to the Minimum Balance. Clearing Broker, upon 10 days’ notice to the Correspondent, may require the Minimum Balance to equal the aggregate of all claims for which indemnity may be sought by Clearing Broker pursuant to Section 9.

6.3   Nature of Deposit Account. The Deposit Account is not part of the capital of Clearing Broker, does not constitute a partnership or equity interest in Clearing Broker, will not be subordinated to the claims of the creditors of Clearing Broker, and shall not be deemed to be Margin for any Account, unless specifically agreed to in writing by the parties. Clearing Broker may use the funds and securities in the Deposit Account in the course of its business and shall not be obligated to pay Correspondent any fee or interest received on or derived from such use, except for interest payable on the securities therein and interest on the cash balances at the rate set forth in the attached Fee Schedule.

6.4   Clearing Broker Rights to Accounts. For any claim Clearing Broker may have against Correspondent or any Customer or Account, Correspondent grants Clearing Broker a continuing security interest and general lien upon the Deposit Account and Payment Account, and acknowledges Clearing Broker shall have a right of setoff against any Accounts to the extent of any Account Debit or claim. In connection therewith, Correspondent further grants Clearing Broker a security interest and right of setoff against all the moneys, securities and other property belonging to Correspondent in the possession or control of Correspondent or a financial intermediary for the account of Correspondent and authorizes Clearing Broker to perfect such security interest by giving notice thereof to such financial intermediary. In the event Clearing Broker has a claim against Correspondent or against any Account or Customer which has not been promptly paid, Clearing Broker shall have the right to satisfy the claim by liquidating any securities or other property and withdrawing the amount, in any order, from the following: (i) the relevant Account; (ii) the Payment Account; (iii) the Deposit Account; and (iv) other securities, cash, and property held by Clearing Broker for the Account, Customer or Correspondent. Clearing Broker shall notify the Correspondent of any such liquidations and withdrawals.

6.5   Disposition upon Termination. Upon the termination or expiration of this Agreement, Clearing Broker shall deliver to Correspondent the contents of the Deposit Account and Payment Account on or before the 30th day of said termination or expiration, less any withdrawals or deductions made pursuant to this Agreement, and less any amount Clearing Broker deems appropriate until a final resolution of any open items, claims or proceedings regarding any Account.

Section 7. Compliance with PAIB Provisions

7.1   Compliance with No-Action Letter. In order to comply with the SEC No-Action Letter, dated November 3, 1998 (the “No-Action Letter”), relating to the capital treatment of assets in the proprietary account of a Correspondent (“PAIB”), and to permit Correspondent to use PAIB assets in its net capital computations,

Correspondent understands, acknowledges and agrees that it shall identify to Clearing Broker in writing all accounts that are, or from time to time may be, proprietary accounts of Correspondent. The parties shall continue to adhere to the terms of the No-Action Letter, including the Interpretations set forth therein, in all respects.

7.2   Computation. Clearing Broker shall perform a computation for PAIB assets (the “PAIB Reserve Computation”) of Correspondent in accordance with the customer reserve computation set forth in Rule 15c3-3 (the “customer reserve formula”) with the following modifications:  (a) any credit (including a credit applied to reduce a debit) that is included in the customer reserve formula may not be included as a credit in the PAIB reserve computation; (b) note E(3) to Rule 15c3-3a which reduces debit balances by 1% under the basic method and subparagraph (a)(1)(ii)(A) of the net capital rule which reduces debit balances by 3% under the alternative method shall not apply; and (c) neither Note E(1) to Rule 15c3-3a nor NYSE Interpretation /04 to Item 10 of Rule 15c3-3a regarding securities concentration charges shall be applicable to the PAIB reserve computation. The PAIB reserve computation shall include all proprietary accounts of Correspondent. All PAIB assets shall be kept separate and distinct from customer assets under the customer reserve formula in Rule 15c3-3. The PAIB reserve computation shall be prepared within the same time frames as those prescribed by Rule 15c3-3 for the customer reserve formula.

7.3   Creation of Special Reserve Account. Clearing Broker shall establish and maintain a separate “Special Reserve Account for the Exclusive Benefit of Customers” with a bank in conformity with the standards of paragraph (f) of Rule 15c3-3 (the “PAIB Reserve Account”). Cash and/or qualified securities as defined in the customer reserve formula shall be maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

7.4   Deposit Requirement. If the PAIB reserve computation results in a deposit requirement, the requirement may be satisfied to the extent of any excess debit in the customer reserve formula of the same date. However, a deposit requirement resulting from the customer reserve formula shall not be satisfied with excess debits from the PAIB reserve computation.

7.5   Failure to Satisfy Deposit Requirement. Upon discovery that any deposit made to the PAIB Reserve Account did not satisfy its deposit requirement, Clearing Broker shall by facsimile or telegram immediately notify its designated examining authority and the SEC. Unless a corrective plan is found acceptable by the SEC and the designated examining authority, Clearing Broker shall provide Correspondent with written notification within five (5) business days of the date of discovery that PAIB assets held by Clearing Broker shall not be deemed allowable assets for net capital purposes. The notification shall also state that if Correspondent wishes to continue to count its PAIB assets as allowable, it has until the last business day of the month following the month in which the notification was made to transfer all PAIB assets to another clearing broker. However, if the deposit deficiency is remedied before the time at which Correspondent must transfer its PAIB assets to another clearing broker, the Correspondent may choose to keep its assets at Clearing Broker.

7.6   Treatment of Commissions. Commissions receivable and other receivables of Correspondent from Clearing Broker (excluding clearing deposits) that are otherwise allowable assets under the net capital rule may not be included in the PAIB reserve computation, provided that the amounts have been clearly identified as receivables on the books and records of Correspondent and as payables on the books of Clearing Broker.

Section 8. Fees

8.1   Deduction of and Change in Fees. Clearing Broker shall charge Correspondent, and Correspondent shall pay Clearing Broker, the fees set forth in the attached Fee Schedule. Clearing Broker shall deduct the fees and all other sums Correspondent owes to Clearing Broker from the Payment Account, the Deposit Account or any other money or property of Correspondent held by or in the possession and control of Clearing Broker. After the deduction of fees and charges, Clearing Broker shall pay the balance in the Payment Account to the Correspondent within five (5) days after the final settlement date of each month. Clearing Broker may amend the Fee Schedule at any time to add new or expanded Services at prices contained within a notice to Correspondent. Effective no sooner than six (6) months from the date of this Agreement, Clearing Broker may amend the Fee Schedule to increase the fees upon ninety (90) days’ notice to Correspondent.

8.2   Additional Consideration. As additional consideration for performing the Services, Clearing Broker shall be entitled to retain the benefit of utilizing the funds and securities in the Accounts and of carrying Account Debits. Except as otherwise agreed by the parties, no interest shall be paid or credit given for any credit balances which may be left on deposit with Clearing Broker. Interest income earned through charges on Account Debits in any Account shall be proprietary to and fully retained by Clearing Broker. Clearing Broker shall bear the costs of any Margin to effect stock borrows.

Section 9. Indemnification

9.1   Indemnity. Each party shall indemnify and hold harmless the other, and its controlling persons, officers, directors, agents, servants and employees (the “Indemnified Party”), from and against costs, losses, claims, liabilities, fines, penalties, damages and expenses (including reasonable attorney and accountant fees) (individually, a “Claim”, collectively, the “Claims”) arising out of or resulting from any actual or alleged breach of this Agreement, the enforcement of this Agreement, or any failure or omission to fully carry out any duties or obligations under this Agreement by the indemnifying party or any breach of any representation or warranty herein; provided, however, that Clearing Broker shall be liable to indemnify the Correspondent only in the event of its willful misconduct or gross negligence.

9.2   Notice of Claim. The Indemnified Party shall give prompt notice of a Claim (the “Notice of Claim”) to the indemnifying party and, when known, the facts forming the basis for the Claim, and the indemnifying party shall promptly pay such Claim. If a Claim involves any claim or demand by a third party, the indemnifying party shall be entitled (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such a Claim at its expense and through counsel of its own choosing, if it gives written notice to the Indemnified Party within fifteen (15) days after the Notice of Claim is given. If the indemnifying party has assumed the defense of a Claim, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld; provided, however, that an Indemnified Party may settle or compromise any Claim without such consent if the Indemnified Party does not seek indemnification therefore.

9.3   Payment of Expenses. The indemnifying party shall promptly pay the expenses of an Indemnified Party on a continuing basis in defending against a Claim. All such proper expenses not paid within thirty (30) days after an invoice is rendered therefor shall bear interest at a rate equal to one hundred twenty-five percent (125%) of the interest rate charged for Margin.

9.4   Claims not Covered. Clearing Broker shall not be responsible or liable for any Claim or damages arising out of or caused, directly or indirectly, by a failure to perform, or delay in performance of any obligations under this Agreement caused by circumstances beyond Clearing Broker’s reasonable control, including, without limitation: (i) acts of God; (ii) interruption, delay in, loss (partial or complete) of computer hardware or software, public utility or telecommunication service, (iii) act of civil or military authority; (iv) sabotage, riot, natural emergency, epidemic, war, government action, civil disturbance, explosion, earthquake, flood, fire or other catastrophe; (v) strike or other labor disturbance; (vi) Exchange, NASD or government order, rule or regulation; (vii) energy or natural resource difficulty or shortage; and (viii) inability to obtain materials, equipment or transportation.

Section 10. Fixed Income Inventory Access

10.1 Bond System. At the request of Correspondent, Clearing Broker may make available to Correspondent an interactive electronic trading system and data network (the ”Bond System”) which provides trade and quotation information and order execution capabilities relating to fixed income securities (the ”Securities”). Clearing Broker reserves the right to limit or withhold, in its absolute discretion, Correspondent’s access to the Bond System.

10.2 Services. (a) Correspondent understands and agrees that:

(i)                It shall employ the Bond System only to receive market information relating to the Securities and to purchase such Securities from Clearing Broker’s inventory(ies);

(ii)             All transactions effected through the Bond System are inter-dealer transactions;

(iii)          Neither Correspondent nor its employees or agents shall offer to or effect transactions for its customers at prices higher than permitted by applicable law;

(iv)         Clearing Broker shall have no oversight of, or rights, responsibilities or obligations relating to, Correspondent’s duty to comply with Applicable Rules, including, without limitation, Section 4 of the NASD Rules of Fair Practice and the related NASD Markup Policy in selling to its customers Securities purchased by Correspondent through the Bond System; and

(v)            Clearing Broker shall have the right to contract with a third party, including another dealer, to provide services similar to those offered through the Bond System.

(b)           Clearing Broker understands and agrees that:

(i)                Subject to the terms and conditions of this Agreement, Clearing Broker will use its best efforts to provide accurate, current and fair information under prevailing market circumstances;

(ii)             Clearing Broker will make the Bond System available to Correspondent during the same hours its is available for other clients of Clearing Broker, subject to market conditions.

(iii)          Correspondent shall have the right to utilize similar services, including those provided by other brokers or third-party vendors, to obtain access to other bond inventories.

10.3 Confidentiality. Correspondent and Clearing Broker understand, acknowledge and agree that: (a) any information obtained through the Bond System shall be confidential and proprietary information of Clearing Broker (“Clearing Broker Confidential Information”); (b) Correspondent shall use at least the same standard of care in the protection of Clearing Broker Confidential Information as it uses to protect its own confidential or proprietary information; (c) Correspondent shall use such Clearing Broker Confidential Information only in connection with the purposes of this Agreement and shall make such Clearing Broker Confidential Information available only to its employees, employees of its subsidiaries and affiliates, subcontractors or agents having a “need to know” with respect to such purpose (it is presumed that an employee of Correspondent will have a “need to know” the facts concerning a particular bond that may relate to a transaction that the employee may wish to effect, but that an employee will not have a “need to know” anything else concerning Clearing Broker’s bond inventory); (d) the obligations in this Section 10 shall not restrict any disclosure by Correspondent required by any applicable law, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order); (e) in the event of a breach or threatened breach of any of the provisions of this Section 10.3, the non-breaching party may have no adequate remedy in damages and, accordingly, shall be entitled to seek an injunction to prevent such breach or threatened breach; and (f) each party shall notify the other party promptly of any unauthorized possession, use or knowledge, or attempt thereof, of any Clearing Broker Confidential Information by any person or entity which may become known to it, and shall promptly furnish to the other party full details of the unauthorized possession, use or knowledge, or attempt thereof, and use reasonable efforts to assist the other party in investigating or preventing the reoccurrence of any unauthorized possession, use or knowledge of Clearing Broker Confidential Information.

Section 11. Provision of Technology

11.1 Execution of Letter Agreements. From time to time, Clearing Broker will make available to Correspondent, at Clearing Broker’s sole discretion, one or more Technology Services, the License, uses, fees and scope of which will be governed by the terms of (a) this Agreement and (b) one or more letter agreements (each, a “Letter Agreement”) relating specifically to the individual Technology Services purchased from Clearing Broker. Correspondent agrees that it will negotiate in good faith the terms of the specific Technology Services that it elects to purchase from Clearing Broker. Correspondent will inform Clearing Broker of any objections to the terms of a Letter Agreement within fifteen (15) days of receipt thereof, and the terms of such Letter Agreement shall be binding upon Correspondent in the event that it fails to reject such Letter Agreement, in whole or in part, within such time period. Clearing Broker reserves the right to require that Correspondent provide a copy of the Letter Agreement counter-signed by the chief executive officer or another principal of the Correspondent prior to installing, or permitting Correspondent to use, any Technology Services. In the event of a conflict between the terms of a Letter Agreement and those of this Agreement, the terms of this Agreement shall govern.

11.2 Ownership of Technology Services. Clearing Broker (or the licensor to Clearing Broker) shall at all times be and remain the sole and exclusive owner of the Technology Services, including, without limitation, any proprietary computer software, home page design(s), methodologies, techniques, software libraries, and know-how used by Clearing Broker or incorporated into the Technology Services, and further including all improvements, modifications, or enhancements thereto. Except with respect to intellectual property rights in trademarks and copyrights belonging to Correspondent or the licensor of Technology Services to Clearing Broker, Clearing Broker retains all rights, title and interest in and to the Technology Services, including without limitation, all applicable copyrights (including without limitation, the exclusive right to reproduce, distribute copies of, display and perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including without limitation, registrations and applications), patent rights, trademarks, mask-work rights, trade secrets, moral rights, authors’ rights, and all renewal and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or any other state, country or jurisdiction. Any and all changes or modifications to any Technology Services by Correspondent shall be undertaken only with the prior written consent of Clearing Broker, and Clearing Broker shall own all right, title and interest to and in all such changes, modifications or enhancements, which shall be deemed to have been and will be treated as a work made for hire at the direction of Clearing Broker within the meaning of the Copyright Act of 1976, as amended.

11.3 Licenses. Correspondent understands and agrees that the Technology Services may be subject to a license from Clearing Broker, or a sub-license from Clearing Broker if Clearing Broker has licensed the Technology Services from an unaffiliated vendor (collectively, a “License”), which will be governed by the terms of one or more Letter Agreements. Correspondent further understands and agrees that (a) each such License shall govern its use of the Technology Services relating thereto; (b) Clearing Broker reserves the right in its sole discretion to revoke such License for cause; (c) such vendor(s) may impose conditions or restrictions on the use of such Technology Services by Correspondent, and such conditions or restrictions may substantially limit the scope of, or result in the termination of, Correspondent’s ability to use the Technology Services; and (d) it shall assume and be solely responsible for complying with the obligations and responsibilities imposed by such vendor as a condition of the use of the License.

(a)    Limitation on License. Correspondent may use the Technology Services only in its own retail securities brokerage operations. Other than as specifically authorized by this Agreement, Correspondent may not re-license, sub-license, sell, lease, or in any other manner convey any rights in, grant permission to use, provide access to, or make available to others the Technology Services without Clearing Broker’s express written consent. Correspondent may not use the Technology Services to operate or support the operations of a service bureau. Correspondent may not publish, disclose, display, provide access to or otherwise make available any part of the Technology Services, or any screens, formats, reports or printouts used, provided, produced or supplied from or in connection therewith, to any person, entity, or third-party, other than an employee, independent contractor, or affiliate of Correspondent without the prior written consent of, and on terms acceptable to, Clearing Broker. Correspondent further agrees that the License granted by Clearing Broker, and the use of such related

Technology Services, shall be subject to payment of the fees determined by Clearing Broker and governed by the terms and conditions of this Agreement.

(b)    Modifications to or Rescission of License(s). Correspondent understands and acknowledges that: (a) Clearing Broker has licensed one or more of the components of the Technology Services from one or more vendors; (b) such vendors have entered into one or more master license agreements with Clearing Broker pursuant to which Clearing Broker is permitted to license such technology to firms with which Clearing Broker has a correspondent clearing relationship, such as Correspondent; and (c) one or more such vendors may, without notice to Clearing Broker or to Correspondent, unilaterally change, modify or rescind the terms of such master lease agreements with Clearing Broker, with the result that Clearing Broker is no longer permitted to license to Correspondent the Technology Services. Correspondent further understands and agrees to accept the risk of such changes, modifications and adjustments.

(c)    Site of Technology Services.  Correspondent may use the Technology Services only at its main business office or processing facility at the address identified on the signature page of this Agreement.

(d)    No Modifications; No Use of Non-Standard Software. Correspondent understands, acknowledges and agrees that it shall make no modification to the Technology Services, or any component thereof, unless such modification is performed by Clearing Broker. Correspondent further agrees that it will not use, or permit any of its employees to use, software provided by a person other than Clearing Broker with the Technology Services.

11.4 Term of License; Termination. A License will be effective on the date on which the applicable Letter Agreement is executed, unless otherwise noted, and, unless sooner terminated, is granted in perpetuity; provided, however, that Clearing Broker reserves the right to terminate any such License for cause, or if this Agreement is terminated for any reason.

11.5 Transferability of License. Correspondent may not transfer any License granted by Clearing Broker (or any licensor to Clearing Broker) without the prior written consent of Clearing Broker (or the relevant licensor, as applicable).

11.6 Enhancements. Notwithstanding any other provision of this Agreement to the contrary, Clearing Broker has no obligation to provide Correspondent with enhancements, upgrades or new releases to any or all components of the Technology Services that Correspondent purchases from Clearing Broker. Any such enhancements, upgrades or new releases (a) made available to Correspondent shall be at prices determined, in its sole discretion, by Clearing Broker, and (b) shall remain the exclusive proprietary property of Clearing Broker or the vendor supplying such technology.

11.7 Use of Internet Domain Name. Correspondent understands, acknowledges and agrees that, as a condition precedent to (a) the installation of the Technology Services and (b) the successful use of the Technology Services, the Correspondent may be required to identify and register a unique Internet domain name for its use. Correspondent further agrees that it shall bear all costs and expenses, including, without limitation, the payment of any relevant fees and charges, associated with registering such domain name.

11.8 Equipment and Hardware; Other Services. Correspondent understands and agrees that:

(a)    It is solely responsible for obtaining, installing at its premises, and maintaining all equipment and hardware, including telecommunications equipment, necessary for using any Technology Services which it acquires or licenses from Clearing Broker;

(b)    As part of the Technology Services to be provided under the terms of this Agreement and/or any Letter Agreement, an unaffiliated vendor may require that Correspondent execute one or more separate agreements with such vendor, and that Clearing Broker may or may not be a party to such agreement(s).

11.9 Acess and Access Security. Correspondent shall determine whether and which of its customers, employees or agents shall have access to the Technology Services. Correspondent shall be solely responsible for the assignment, distribution, and maintenance of all passwords, codes, and other security measures designed to ensure that access to such Technology Services is granted only to those individuals who are authorized by Correspondent. Nothing in this paragraph shall affect or diminish Clearing Broker’s right, in its sole discretion, to refuse to provide any or all Technology Services to Correspondent, its agents, employees, or any customer(s) of Correspondent.

11.10 No Unauthorized Use of Technology Services. Correspondent will not copy, modify, distribute or transfer (by any means), display, sublicense, rent, reverse engineer, decompile or disassemble any software or other technology that is included in the Technology Services.

11.11 Installation and Training. Subject to the terms of a Letter Agreement, Clearing Broker shall provide Correspondent with basic installation assistance and training regarding the Technology Services acquired by Correspondent. Correspondent is responsible for providing physical space and facilities sufficient, in the reasonable judgment of Clearing Broker, for Clearing Broker to install, and for Correspondent to operate, the Technology Services. Correspondent further agrees that it shall pay the costs and travel expenses, if any, incurred by Clearing Broker’s personnel in connection with such installation assistance and training provided by Clearing Broker’s personnel.

11.12 Duty of Cooperation. Correspondent is also obligated to cooperate in good faith in the conversion process and to provide such resources and access to Correspondent’s present systems, data and operations as Clearing Broker may require to perform its duties hereunder.

11.13 Technical Services for Problems and User Help. As part of the Technology Services, Clearing Broker may, in its discretion, make available to Correspondent assistance through one or more Help Desk(s) operated by Clearing Broker  or the vendor from which Clearing Broker has licensed the technology; provided, however, that Clearing Broker reserves the right to terminate such Help Desk at its discretion, without notice to Correspondent.

11.14 Charges and Payments.

(a)    Correspondent agrees that it shall pay all License fees payable from its purchase of the Technology Services within thirty (30) days of the date of the applicable invoice from Clearing Broker. Correspondent hereby authorizes Clearing Broker to deduct from its Clearing Deposit, or any other source of funds on deposit with, or in the possession of, Clearing Broker, such funds as necessary to satisfy its obligations under such invoice.

(b)    All charges payable under this Agreement and/or any Letter Agreement shall be exclusive of any federal, state or local sales, use, excise, ad valorem, personal property or other taxes (other than taxes based upon the net income of Clearing Broker) levied, or any fines, forfeitures or penalties assessed in connection therewith, as a result of this Agreement or the installation or use of any Technology Services hereunder. Any such taxes that may be applicable will be paid by Correspondent.

11.15 Proprietary Information; Indemnification.

(a)    Correspondent understands, acknowledges and agrees that (i) the Technology Services licensed from Clearing Broker, including, without limitation and as applicable, any enhancements thereto, and all screens and formats used in connection therewith, are the exclusive proprietary property of Clearing Broker, and (ii) the Technology Services licensed to Clearing Broker and sub-licensed to Correspondent, including, without limitation and as applicable, any enhancements thereto, and all screens and formats used in connection therewith, are the exclusive proprietary property of the vendor from whom such Technology Services are licensed.

(b)    Correspondent further agrees that it shall not publish, disclose, display, provide access to or otherwise make available any Technology Services (including, without limitation, the content, source-code, object-code embodiments, plans, specifications, and designs of any of the Technology Services), or products thereof, or any screens, formats, reports or printouts used, provided, produced or supplied from or in connection therewith, or any recommendations, strategies, requirements, discoveries, designs, inventions, computer software, processes, improvements, developments, methods, formulae, factors and parameters and values of such factors and parameters used in formulae, techniques, engineering, know-how, trade secrets, systems, documentation, drawings, renderings, plans, artwork, descriptions, specifications, historical or technical or research data, custom-designed computer codes, proprietary computer codes, and proprietary information of third parties (regardless of whether any such item is susceptible to patent, copyright, or any other form of protection), to any person or entity other than an employee of Correspondent, without the prior written consent of, and on terms acceptable to, Clearing Broker, which consent shall not be unreasonably withheld. Notwithstanding any term or provision in this Agreement to the contrary, Clearing Broker may use and disclose compiled statistical information for planning and other purposes, provided that the identity of Correspondent and Correspondent’s customers is not discernible. In addition, Clearing Broker may disclose information with respect to Correspondent to third parties in connection with Clearing Broker’s development of the Technology Services, including Correspondent’s home page.

(c)    Correspondent understands that the unauthorized publication or disclosure of any of the Technology Services, or any underlying software or other technology, or the unauthorized use of the Technology Services, would cause irreparable harm to Clearing Broker for which there is no adequate remedy at law. Correspondent therefore agrees that in the event of unauthorized disclosure or use, Clearing Broker may, at its discretion and at Correspondent’s expense, terminate this Agreement, obtain immediate injunctive relief in a court of competent jurisdiction, or take such other steps as it deems necessary to protect its rights. If Clearing Broker, in its reasonable, good faith judgment, determines that there is a material risk of such unauthorized disclosure or use, it may demand immediate assurances, satisfactory to Clearing Broker, that there will be no such unauthorized disclosure or use. In the absence of such assurance, Clearing Broker may immediately terminate this Agreement and take such other steps as it deems necessary. The rights of Clearing Broker hereunder are in addition to any other remedies provided at law or in equity.

(d)    In the event of any claim by a third party against Clearing Broker arising from or relating to, directly or indirectly, (i) Correspondent’s use of the Technology Services; (ii) damages incurred as a result of an act or omission with respect to security procedures applicable to the Technology Services then in effect by Clearing Broker, by Correspondent, by a customer of Correspondent, or by any other individual or entity accessing any account or information of a customer of Correspondent; or (iii) any alleged or actual violation by Correspondent or employee(s) of Correspondent of any person’s patent, trademark, copyright, or other intellectual property rights, Correspondent assumes full responsibility for and shall defend such claim, action or proceeding and hold harmless Clearing Broker, its officers, agents, employees, assigns, and successors in interest, or any of them, from and against any and all liability, including, without limitation, any tax liability, and pay all damages, costs, losses, claims, demands, attorney’s fees and expenses, or any of them, arising out of such action or proceeding and irrespective of whether such claim is successful. The obligations of Correspondent hereunder shall survive termination of this Agreement.

11.16 DISCLAIMER OF WARRANTIES. CORRESPONDENT EXPRESSLY AGREES THAT CORRESPONDENT’S USE OF ANY OR ALL COMPONENTS OF THE TECHNOLOGY SERVICES OFFERED TO IT BY CLEARING BROKER IS AT CORRESPONDENT’S SOLE RISK. NEITHER CLEARING BROKER NOR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS, AFFILIATES, INFORMATION PROVIDERS, LICENSORS, OR OTHER

SUPPLIERS PROVIDING DATA, INFORMATION, SERVICES OR SOFTWARE, INCLUDING, BUT NOT LIMITED TO, THE NEW YORK STOCK EXCHANGE, INC., WARRANTS THAT SUCH SERVICE, TECHNOLOGY OR DATA WILL BE UNINTERRUPTED OR ERROR FREE; NOR DO ANY OF THEM MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF SUCH SERVICE, TECHNOLOGY OR DATA, OR AS TO THE TIMELINESS, SEQUENCE, ACCURACY, COMPLETENESS, RELIABILITY OR CONTENT OF ANY DATA, INFORMATION, SERVICES, OR TRANSACTIONS PROVIDED THROUGH THE TECHNOLOGY SERVICES. THE TECHNOLOGY SERVICES ARE PROVIDED ON AN “AS IS,” “AS AVAILABLE” BASIS, WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OTHER THAN THOSE WARRANTIES WHICH ARE IMPLIED BY AND INCAPABLE OF EXCLUSION, RESTRICTION OR MODIFICATION UNDER THE LAWS APPLICABLE TO THIS AGREEMENT.

11.17 No Professional Users. Correspondent acknowledges that certain information available via one or more Technology Services cannot be viewed by an individual who is a member of any exchange or the NASD, or of any corporation of which an exchange owns a majority of the capital stock, or of a member firm or member corporation of any exchange or the NASD, or of any corporation, firm or individual engaged in the business of dealing either as a broker or a principal in securities, bills of exchange, acceptances or other forms of commercial paper (collectively, a “Professional User”). Correspondent acknowledges that Correspondent is solely responsible for ensuring that no such individual views that information except in his or her capacity as a public customer. Correspondent represents and warrants that Correspondent will not use or permit any other Professional User to access those features of the Technology Services from which they are prohibited from viewing except in their capacity as public customers.

11.18 Termination of Technology Services. Clearing Broker may restrict, block, or terminate access to the use of the Technology Services, or any component or feature thereof, without prior notice in the event such services are discontinued due to circumstances beyond Clearing Broker’s control or to avoid systems or mechanical failure or due to regulatory or legal mandate.

Section 12. Effectiveness and Termination.

12.1 Effectiveness. Subject to the approval of the NYSE and any other self-regulatory organization or entity as required under the Applicable Rules, this Agreement shall be effective as of the date first written below, and shall have an initial term of sixty (60) months (the “Initial Term”) from the effective date hereof unless and until terminated as hereinafter provided in this Section 12. This Agreement will automatically renew for successive periods (each, a “Renewal Term”) equal to the Initial Term unless it is terminated in accordance with the provisions of this Section 12.

12.2 Termination by Notice. Subject to the terms and conditions of this Agreement, this Agreement may be terminated without cause by either party upon ninety (90) days’ written notice to the other party. In the event Correspondent terminates this Agreement, Correspondent shall pay the expenses of Clearing Broker in connection with transferring, converting or closing the Accounts. Correspondent may terminate this Agreement upon notice given sixty (60) days’ prior to any date established by Clearing Broker for the effective date of an increase in fees in accordance with Section 8.1.

12.3 Termination upon Default. In the event either party defaults in the performance of their respective obligations under this Agreement, the non-defaulting party may terminate this Agreement by delivering written notice to the defaulting party specifying the nature of such default and notifying the defaulting party that the default must be cured within the following thirty (30) days. If the defaulting party fails to cure the default within the prescribed 30-day period, the Agreement shall be deemed terminated forthwith without further notice.

12.4 Immediate Termination. This Agreement shall be deemed terminated immediately in the event the Correspondent or Clearing Broker shall: (i) become or be declared insolvent; (ii) voluntarily file or be the subject of, a petition commencing a case under any chapter of Title 11 of the United States Code; (iii) make a general assignment for the benefit of its creditors; (iv) admit in writing its inability to pay its debts as they mature; (v) sell or enter into negotiations to sell all or substantially all of its assets; (vi) file an application or consent to the appointment of, or there is appointed, any receiver, or a permanent or interim trustee of that party or any of its subsidiaries, as the case may be, or all or any portion of its property, including, without limitation, the appointment or authorization of a trustee, receiver or agent under applicable law or under a contract to take charge of its property for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of its creditors; (vii) file a petition seeking a reorganization of its financial affairs or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; (viii) take any corporate action for the purpose of effecting any of the foregoing; or (ix) determine that any statement, representation, warranty or covenant made herein or any document provided in connection with this Agreement shall be, or was at the time made, false or misleading in any material respect.

12.5 Termination by Clearing Broker. Clearing Broker may terminate this Agreement at any time upon notice to Correspondent in the event Clearing Broker determines, in its sole discretion, that: (i) there has been a material adverse change in the financial condition or results of operations of Correspondent; (ii) there has been a material adverse change in the creditworthiness of Correspondent; or (iii) it has or may have Claims arising out of a breach of the obligations of the Correspondent under this Agreement, including those under Sections 3 and 8 hereof, in excess of ninety percent (90%) of the aggregate balances in the Payment Account and Deposit Account. Should Clearing Broker elect not to terminate this Agreement notwithstanding a default by Correspondent of any provision herein, Clearing Broker may choose to limit the availability of the Services so as to enable Clearing Broker to limit its exposure to any risks posed to Clearing Broker by the Accounts. Such limitations on Services may include, but are not limited to: 1) the refusal by Clearing Broker to accept additional orders for any Accounts or restricting orders to liquidating orders only; 2) the refusal to take or make delivery on one or more Transactions or to finance such Transactions; 3) the termination of Clearing Broker’s relationship with any Accounts; or 4) the imposition by Clearing Broker of higher Margin requirements in any or all Accounts. Any determination by Clearing Broker not to terminate this Agreement pursuant to this Section 12.5 shall not act as a waiver of Clearing Broker’s rights hereunder.

12.6 Effect of Termination. Any termination of this Agreement shall not release Clearing Broker or Correspondent from any liability or responsibility to the other with respect to Transactions effected prior to the effective date of the termination, whether or not claims relating to such transactions shall have been made before or after the termination.

12.7 Termination Fee. If, for any reason, Correspondent terminates this Agreement, or if Clearing Broker terminates this Agreement for Correspondent’s breach hereof, Correspondent shall pay to Clearing Broker: (a) the termination fee (the “Termination Fee”) as liquidated damages, and not as a penalty, specified on the attached Fee Schedule; and (b) the expenses of Clearing Broker in connection with transferring, converting or closing the Accounts. Notwithstanding the foregoing right to claim liquidated damages in the form of Termination Fees and expenses in the event of termination, the Clearing Broker subordinates such claims to the Securities Investors Protection Corporation (“SIPC”) in the event of a regulatory referred liquidation proceeding.

Section 13. Arbitration

Any dispute or controversy between Correspondent and Clearing Broker relating to or arising out of this Agreement shall be settled by arbitration before and under the rules of the NASD. In the event that the NASD shall decline or refuse jurisdiction of such dispute or controversy, the arbitration shall be conducted before and under the rules of the American Arbitration Association. Any arbitration hearing shall be held in Minneapolis, Minnesota. Any arbitration award may be entered in any court of competent jurisdiction.

Section 14. General Provisions

14.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws applicable to contracts made and to be performed within the State of Minnesota.

14.2 Invalid Provisions. To the extent any provision of this Agreement is inconsistent with or in violation of an Applicable Rule, that provision shall be deemed deleted as part of this Agreement and shall not otherwise affect any other provision of this Agreement. The parties shall use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such deleted provision in light of the tenor of this Agreement. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, with respect to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

14.3 Notices. Notices shall be in writing delivered to the party at the address set forth herein or such other address as each shall designate to the other and shall be deemed given when mailed by first class mail or courier, or by facsimile transmission.

14.4 Assignment. This Agreement shall be binding upon all successors, assigns or transferees of Clearing Broker or Correspondent, irrespective of any change with regard to the name or the personnel of Clearing Broker or Correspondent. Any assignment of this Agreement shall be subject to the requisite review, approval and consent of any regulatory or self-regulatory agency or body whose review, approval and consent must be obtained prior to the effectiveness and validity of such assignment. No assignment of this Agreement by Correspondent shall be valid unless Clearing Broker consents to such an assignment in writing. Any assignment by Clearing Broker to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable without consent from Correspondent.

14.5 Amendments. This Agreement represents the entire Agreement between the parties with respect to the subject matter contained herein. This Agreement may not be changed orally but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. This Agreement represents the entire agreement among the parties, and supersedes all prior agreements and understandings with respect to the subject matter contained herein. The waiver or failure to act by a party with respect to a breach by the other party of any provision of this Agreement shall not constitute a waiver of any subsequent breaches of that or any other provisions of this Agreement and shall not constitute an amendment of this Agreement.

14.6 Headings. The headings contained in this Agreement are for convenience only and shall not be deemed to be a part of the Agreement, or affect the meaning or interpretation of any provision of this Agreement.

14.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

14.8 Beneficiaries. The imposition or allocation of any burden or duty on or to one or the other party by this Agreement does not and is not intended to impose or create any burden, right or duty in favor of or for the benefit of any person or entity not a party to this Agreement.

14.9 Non-Solicitation of Employees. During the term of this Agreement and for a period of three (3) years after its termination, Correspondent agrees to refrain from directly or indirectly soliciting, or causing to be solicited, any employee of Clearing Broker, or any affiliated entity or entities, for the purpose of inducing such person to become employed by or associated with Correspondent or any affiliated entity in any capacity. Any breach of this section shall be deemed a default by Correspondent entitling Clearing Broker to terminate this Agreement pursuant to Section 12.3 above. In such event Correspondent shall pay the reasonable out-of-pocket expenses of Clearing Broker in connection with converting and/or closing the Accounts. During the term of this Agreement Clearing Broker and affiliated entities agree to refrain from directly or indirectly soliciting any employee of Correspondent to become employed by or associated with such firm in any capacity. Any breach of this section shall be deemed a default by Clearing Broker entitling Correspondent to terminate this Agreement pursuant to Section 12.3 above. In such event Clearing Broker shall pay the reasonable out of pocket expenses of Correspondent in connection with converting and/or closing the Accounts.

14.10 Insurance. Correspondent agrees to maintain, and to provide Clearing Broker with written evidence (in the form of an insurance certificate) thereof, of a Financial Institution Bond for Broker-Dealers, Standard Form No. 14, or its equivalent, (a) in the amount of at least $___________ covering any and all losses directly from any dishonest or fraudulent acts and/or omissions of Correspondent’s employees and agents, and (b) issued by an insurance company with an A.M. Best rating of no less than A-.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE, AND EXACT COPY OF THIS AGREEMENT.

IN WITNESS WHEREOF, Clearing Broker and Correspondent have executed this Agreement as of the date set forth below.

RBC DAIN CORRESPONDENT SERVICES, A DIVISION OF RBC DAIN RAUSCHER INC.

By:	/s/ CRAIG A. GORDON

Craig A. Gordon, President

60 South Sixth Street Minneapolis, MN 55402

PAULSON INVESTMENT COMPANY

By:	/s/ TRENT DAVIS

Its:	President and Chief Executive Officer

811 S.W. Naito Pkwy, Suite 200 Portland, OR 97204

A (check one)
☒	Corporation
☐	Limited Partnership / General Partnership
☐	Limited Liability Company

State of Organization:	Oregon

Minimum Balance:	No Clearing Deposit Required

Clearing Broker will pay Correspondent interest monthly at current money fund rates on this balance.

Dated:	June 15, 2006

Supplement to Fully Disclosed Clearing Agreement
(BondDesk)

This Supplement to the Fully Disclosed Clearing Agreement (the “Agreement”) is made as of June 15, 2006 by and between RBC Dain Correspondent Services, a division of RBC Dain Rauscher Inc. (“RBC DCS”) and Paulson Investment Company Inc.(“Correspondent”)

WHEREAS, RBC DCS has licensed and implemented an internet-based bond or fixed income securities electronic trading platform (the “Platform”) using BondDesk’s proprietary Internet-based BondExchange™ Software and data link system architecture and related system support mechanisms; and

WHEREAS, RBC DCS desires to make such Platform available to Correspondent, subject to the terms and conditions set forth herein, and Correspondent desires to obtain access to the Platform;

THEREFORE, the parties hereto enter into this Supplement and agree to the terms and conditions set forth herein.

Section 1.0             Nature of Services. Correspondent acknowledges that the terms of this Supplement shall be in addition to those set forth in the Agreement, and the execution of this Supplement does not restrict, limit, or constitute a waiver of, each party’s rights and obligations set forth in the Agreement. In the case of a conflict between this Supplement and the Agreement, the terms of the Agreement shall prevail.

Section 2.0             Term and Termination. This Supplement shall become effective as of the date hereof and shall continue in effect until otherwise terminated. This Supplement may be terminated: (i) by either party upon thirty (30) days written notice; or (ii) immediately by RBC DCS upon a material breach of this Supplement or the Agreement by Correspondent. In addition, this Supplement shall automatically terminate upon: (i) termination or expiration of the Agreement; or (ii) termination or expiration of RBC DCS’s agreement with BondDesk.

Section 3.0             Platform Functionalities and Related Obligations. RBC DCS has negotiated the following functionalities and standards with BondDesk.

3.1           Functionalities. The Platform provided hereunder includes all functionality inherent to the BondDesk Platform as currently deployed at the desktop level to execute retail, secondary, and fixed income transactions, excluding external primary market functionality and MPA Analytics. Correspondent may access the ATS and the Platform as an ATS Distributor. “ATS” means BondDesk’s Alternative Trading System, which is the anonymous bid/offer system on the Platform; “ATS Distributor” means a person or entity who participates on the Platform (i) by buying and/or selling fixed income products on the ATS from or to ATS Contributors, and/or (ii) by posting bid/offer requests on the ATS for ATS Contributors; and “ATS Contributor” means a person or entity who participates on the Platform (i) by posting bids and/or offers for fixed income products on the ATS, or (ii) by responding to bid/offer requests posted on the ATS. Any bid or offer of bonds on a Firm Basis received by BondDesk Trading through the Platform that is accompanied by a valid user identification and a valid access code assigned to Correspondent shall be deemed a binding bid or offer by Correspondent, and Correspondent shall be bound by any transaction matched by the ATS as a result thereof. Any bid (or offer) of bonds on a Subject to Basis shall be deemed a solicitation for an offer (or bid), and Correspondent may accept, counter, or reject such offer (or bid) at its discretion.

3.2           Correspondent Obligations. Correspondent will be bound by any User Orders. “User Orders” mean any Orders that are accompanied by a valid user identification and a valid access code assigned to Correspondent. Correspondent shall be obligated to maintain the security and confidentiality of its assigned user identifications and access codes. Neither RBC DCS nor BondDesk shall have any duty to verify whether any such User Order has been authorized by Correspondent. Correspondent shall be deemed to have given a User Order to BondDesk when BondDesk receives such User Order through the Platform  (whether or not Correspondent receives from the Platform, or actually becomes aware of, any acknowledgment of such User Order). BondDesk may act on such User Orders, and any resulting trades, transactions, or other related rights and obligations shall be binding on Correspondent. RBC DCS shall have the right to enforce this provision on Correspondent. Correspondent shall not transfer its rights under this Supplement to any other person or entity.

3.3           Disclosure of Correspondent Information. Subject to applicable law, Correspondent shall supply BondDesk and/or RBC DCS with all information reasonably requested by either such party concerning Correspondent and its access to and use of the Platform. Correspondent understands and agrees that BondDesk and/or RBC DCS may report such information to such regulatory authorities as BondDesk and/or RBC DCS determines in its sole discretion to be necessary.

3.4           Limitation to Fixed Income Securities Transactions. Correspondent shall be limited to using the Platform for accessing information relating to the fixed income securities and facilitating transactions in such securities. Correspondent acknowledges that the Platform will not be used to clear such transactions. Correspondent agrees and acknowledges that BondDesk: (i) will not maintain customer accounts relating to such transactions; (ii) is not directly or indirectly a party to any such transaction; and (iii) does not assume responsibility for, or otherwise guarantee, the performance of any such transaction. Correspondent agrees to proceed solely against its counterparty to collect or recover any amounts owed to it or to enforce any of its rights in connection with or as a result of any transaction facilitated by the Platform. Correspondent acknowledges and agrees that neither RBC DCS nor BondDesk shall have any obligation to provide any service, or any replacement therefore, after such time that RBC DCS or BondDesk has ceased providing such services to all of their customers.

3.5           Restricted Securities. Correspondent acknowledges and agrees that the Platform is not intended to be used to facilitate transactions in “Restricted Securities” as that term is defined in Rule 144(a)(3) under the Securities Act of 1933. Correspondent shall not access the Platform to (i) offer or sell Restricted Securities or (ii) make available information about Restricted Securities. Correspondent shall be solely responsible for (i) determining that orders entered by Correspondent comply with the registration requirements under Applicable Law and (ii) implementing any procedures that Correspondent deems necessary or appropriate to guard against the offer or sale of a security in violation of such registration requirements. Correspondent acknowledges and agrees that neither RBC DCS nor BondDesk is acting on behalf of any offeror or seller of securities, whether restricted or otherwise.

3.6           Control of the Platform. Correspondent acknowledges that BondDesk and RBC DCS shall at all times have the right, in each party’s sole discretion, to limit access to the Platform, to limit or suspend transactions on, or users’ access to, the Platform, or in any other manner to control the Platform.

3.7           Equipment. Correspondent acknowledges and agrees that Correspondent is solely responsible for acquiring, installing, maintaining, and supporting any hardware and/or software necessary to access and use the Platform.

3.8           Scheduled Maintenance Time. Platform maintenance will be Saturdays from 6:00am to 8:00am ET, or as otherwise scheduled upon no less than two business days’ notice. Emergency Maintenance will be scheduled on an as-required basis.

3.9           Third Party Data Providers. Correspondent acknowledges that the Platform includes data from third party vendors, including Interactive Data Corporation, Standard & Poor’s Rating Services, CUSIP, and other data providers (collectively, “Data Providers”). None of RBC DCS, BondDesk or the Data Providers shall have any liability to Correspondent or any other person or entity for errors, omissions or malfunctions in any data or services provided by such Data Providers. Correspondent agrees and acknowledge that the CUSIP database and the information contained therein are and shall remain valuable intellectual property owned by, or licensed to, Standard & Poor’s CUSIP Service Bureau (“CSB”) and the American Bankers   Association   (“ABA”), and that no proprietary rights are being transferred to Correspondent in such materials or in any of the information contained therein. Correspondent agrees that misappropriation or misuse of such materials will cause serious damage to CSB and ABA and that in such event money damages may not constitute sufficient compensation to CSB and ABA; consequently, Correspondent agrees that in the event of any misappropriation or misuse, CSB and ABA shall have the right to obtain injunctive relief in addition to any other legal or financial remedies to which CSB and

ABA may be entitled. Correspondent agrees not to publish or distribute in any medium the CUSIP database or any information contained therein or summaries or subsets thereof to any person or entity except in connection with the normal clearing and settlement of security transactions. Correspondent further agrees that the use of CUSIP numbers and descriptions is not intended to create or maintain, and does not serve the purpose of the creation or maintenance of, a master file or database of CUSIP descriptions or numbers.

3.10         Intellectual Property. All intellectual property and proprietary rights in and to the Platform and the information provided therein are and shall be the sole and exclusive property of RBC DCS, BondDesk and/or the Data Providers, and neither Correspondent nor any other person or entity shall have any rights in or to the Platform or such information except as expressly provided herein.

Section 4.0             Disclaimer of Warranties. NONE OF RBC DCS, BONDDESK OR THE DATA PROVIDERS, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS MAKE ANY WARRANTY TO CORRESPONDENT AS TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY REGARDING THE USE OR THE RESULT OF THE SERVICES WITH RESPECT TO THEIR CORRECTNESS, QUALITY, ACCURACY, RELIABILITY, PERFORMANCE, COMPLETENESS, TIMELINESS, CONTINUED AVAILABILITY, OR OTHERWISE.

Section 5.0             Limitation of Liabilities. CORRESPONDENT ACKNOWLEDGES THAT RBC DCS DOES NOT OPERATE THE PLATFORM AND COULD NOT OFFER ACCESS TO THE PLATFORM WITHOUT THE FOLLOWING PROVISION: NONE OF RBC DCS, BONDDESK OR THE DATA PROVIDERS SHALL HAVE ANY LIABILITY TO CORRESPONDENT OR TO ANY THIRD PARTIES FOR THE CORRECTNESS, QUALITY, ACCURACY, RELIABILITY, PERFORMANCE, COMPLETENESS, TIMELINESS OR CONTINUED AVAILABILITY OF THE PLATFORM OR RELATED SERVICES, OR FOR DELAYS OR OMISSIONS THEREIN, OR FOR INTERRUPTIONS IN THE DELIVERY OF THE SERVICES. RBC DCS SHALL NOT BE RESPONSIBLE FOR DIRECT LOSS OR DAMAGE INCURRED BY CORRESPONDENT OR CUSTOMERS AS A RESULT OF ERRORS IN TRANSMISSION AND/OR PROCESSING. IN NO EVENT SHALL ANY PARTY HERETO OR BONDDESK OR THE DATA PROVIDERS BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES RELATING IN ANY MANNER TO THIS SUPPLEMENT OR THE PLATFORM, EVEN IF SUCH PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, CORRESPONDENT ACKNOWLEDGES AND AGREES THAT THE SERVICES DERIVED FROM THE PLATFORM DO NOT AND SHALL NOT SERVE AS THE PRIMARY BASIS FOR ANY INVESTMENT DECISIONS MADE BY CORRESPONDENT WITH RESPECT TO CORRESPONDENT’S ACCOUNTS OR CUSTOMER ACCOUNTS, AND THAT NEITHER BONDDESK NOR RBC DCS IS OR SHALL BE AN ADVISOR OR A FIDUCIARY OF CORRESPONDENT OR OF CORRESPONDENT’S MANAGED OR FIDUCIARY ACCOUNTS.

Section 6.0             Indemnification. Correspondent shall indemnify, defend and hold harmless BondDesk and BondDesk’s subsidiaries, affiliates and their respective directors, officers, employees and agents from and against any and all losses, damages, liability, costs, including attorney’s fees, resulting directly or indirectly from any suit, proceeding, claim or demand against BondDesk or its subsidiaries, affiliates and their respective directors, officers, employees and agents by a third party arising out of or related to the accuracy or completeness of any security descriptive data or other information received by BondDesk from Correspondent, or any data, information, service, report, analysis or publication derived therefrom.

Section 7.0             General.

7.1  Compliance with Laws. Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement. If the Services are for use outside the United States, Correspondent agrees to comply fully with all relevant laws, rules, and regulations in such foreign country, and to ensure that all software and media comprising such materials are not exported in violation of U.S. law.

7.2  Relationship Between the Parties. There is no joint venture, partnership, agency, or fiduciary relationship existing between the parties, and the parties do not intend to create any such relationship by the Supplement. The Supplement does not create, and shall not be construed to create, any right for the benefit of any third party.

IN WITNESS WHEREOF, RBC Dain Correspondent Services and Correspondent have executed this Supplement as of the date set forth below.

RBC DAIN CORRESPONDENT SERVICES, A DIVISION OF RBC DAIN RAUSCHER INC.

By:	/s/CRAIG A. GORDON

Craig A. Gordon, President

PAULSON INVESTMENT COMPANY

By:	/s/ TRENT DAVIS

Its:	President and Chief Executive Officer

Date:	June 15, 2006